Exhibit 99

Hawaiian Electric Company

NEWS RELEASE

Contact:	Lynne Unemori	For Immediate Release
	(808) 543-7972	July 30, 2010

Hawaiian Electric files 2011 rate request to help increase use of clean energy and maintain reliable service

(Honolulu, Hawaii)  Hawaiian Electric Company today asked the Hawaii Public Utilities Commission (PUC) to consider a rate increase for Oahu in 2011. The filing asks for a basic revenue increase of 3.1% largely for the cost of major completed capital projects serving its electric customers, as well as for the increasing cost of operation and maintenance of the Oahu electrical system.  The PUC and the Division of Consumer Advocacy will conduct an extensive review of the request. If approved, any increase would not go in effect until mid-2011, at the earliest.

The filing also proposes several major new programs to help reduce Hawaii’s dependence on imported fossil fuels, and further increase reliability and fuel supply security. These include:

•                  New programs to increase the amount of renewable energy purchased from independent power producers, including work to help reliably integrate more renewable energy;

•                  Upgrades to Hawaiian Electric’s existing generation facilities to allow for expanded use of biofuels, reduced use of oil by increasing the efficiency of existing generating units, and reduced emissions, including greenhouse gasses;

•                  A fuel security program focused on maintaining larger fuel inventories, including for biofuels, and increased maintenance of fuel storage facilities, and

•                  A comprehensive replacement program for Hawaiian Electric’s existing transmission and distribution infrastructure to ensure service reliability and manage future operating and maintenance costs.

“We know times are still tough in Hawaii’s economy, but the status quo of heavy oil dependence is not acceptable.  We must make the investments to move away from that dependence now or risk even greater costs in the future,” said Robbie Alm, Hawaiian Electric Executive Vice President.

If approved, the impact of the increase will vary by customer category and amount of electricity used. The basic 3.1% increase, or $54 million in additional revenues, would increase the typical 600 kilowatt-hour monthly residential electric bill by $4.07, from $157.99 to $162.06, based on July 2010 bills.

If the PUC approves all the proposed new programs, it would result in a further increase of 2.3%, or $40 million in revenues, raising the typical 600 kilowatt-hour monthly residential bill by another $3.01 for a total of $165.07.

Because these proposed new programs are essential to achieving Hawaii’s clean energy goals, Hawaiian Electric has already begun spending on some efforts, using company funds while seeking PUC permission to recover future costs in rates.

The requested increase would help cover more than $670 million in investments in capital projects and programs completed in 2009 or to be completed in 2010 or 2011, including:

•                  Completion costs for the 110-megawatt biofueled generating unit and related 138-kilovolt transmission line at Campbell Industrial Park;

•                  Modifications to the Kahe Power Plant generating unit #3 to test the use of biofuels in existing generating units;

•                  The completed first phase of the East Oahu Transmission Project which increases service reliability to more than half of Oahu’s electric customers by adding alternative transmission routes;

•                  Distribution projects to serve new Department of Defense facilities;

•                  Power plant instrumentation, control, and boiler work to increase reliability and operating flexibility of aging existing generating units; and

•                  Investments in overhead and underground cables, transformers, poles, meters, switches, and other facilities to maintain reliable service and fulfill new customer service requests.

The proposed increase assumes implementation of a new regulatory process called decoupling, which breaks the link between utility revenues and electricity sales to help encourage conservation and energy efficiency. The PUC approved decoupling earlier this year and a PUC order specifying the implementation details of decoupling is pending. Without decoupling, the rate request is higher by 1.2% or $20 million.

Hawaiian Electric has made a concerted effort to control costs and reduce spending wherever possible. For example, the company has re-bid and re-negotiated contracts with vendors on a wide variety of supplies and services, ranging from wireless phone services to office supplies to transformers.

The PUC is expected to hold a public hearing on the proposed 2011 increase later this year and an evidentiary hearing next year.  The PUC may grant an interim increase within 10 to 11 months following Hawaiian Electric’s application; however, there is no guarantee of such an interim increase. The timing and amount of any final increase is at the discretion of the PUC.

Hawaiian Electric’s last rate increase was a 5.7% interim increase, the majority of which went into effect in August 2009.

Hawaiian Electric Company, together with its subsidiaries Maui Electric Company and Hawaii Electric Light Company, supplies power to more than 400,000 customers on the islands of Oahu, Hawaii, Maui, Lanai and Molokai, which are home to 95% of the total population of the State of Hawaii. It is a subsidiary of Hawaiian Electric Industries (NYSE: HE).

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